Exhibit 99.1

For Immediate Release – January 25, 2010

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces Second Quarter Earnings and Quarterly Dividend

SIOUX FALLS, SD, January 25 – HF Financial Corp. (NASDAQ: HFFC), reported earnings of $2.0 million, or $0.38 in diluted earnings per common share, for the fiscal second quarter ended December 31, 2009, versus $1.8 million, or $0.46 in diluted earnings per common share, in the comparable period in fiscal 2009.  Adjusting for net gain on sale of securities and other-than-temporary impairment credit loss, adjusted earnings were $1.8 million and adjusted diluted earnings per common share was $0.35 for the quarter versus $1.8 million or $0.45, for the comparable period in fiscal 2009.  Adjusted earnings and adjusted diluted earnings per share are non-GAAP financial measures.

Revenue totaled $12.1 million for the second fiscal quarter ended December 31, 2009, as compared to revenue of $11.9 million in the comparable period last year.  HF Financial Corp. incurred a second quarter net other-than-temporary impairment loss of $340,000 from trust preferred securities held in the investment portfolio, offset by a net gain on sale of securities of $603,000, as compared to $45,000 of net gain on sale of securities in the second quarter of fiscal 2009.  Excluding the other-than-temporary impairment credit loss and net gain on sale of securities, adjusted revenue totaled $11.8 million, a $43,000 decrease, or 0.4 percent, from the prior year quarter.  Adjusted revenue is a non-GAAP financial measure.

The Company previously announced the pricing of an underwritten public offering in November 2009.  The Company issued 2.875 million shares of its common stock at a public offering price of $8.00 per share, for gross proceeds of $23.0 million. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses totaled approximately $20.7 million.  Per share earnings calculations were based on a diluted weighted average shares outstanding of 5.20 million shares versus 4.02 million shares in the comparable period in fiscal 2009

“The banking industry is moving through historic times,” said Curt Hage, Chairman, CEO and President of HF Financial Corp.  “Our recently completed equity offering provides us with the resources necessary to capitalize on the opportunities that the current difficult economic conditions present.  We believe that the completion of this offering is confirmation of our ability to successfully execute our growth strategy; we look forward with optimism to the times ahead.”

Net interest income totaled $8.9 million for the quarter, down $149,000, or 1.7 percent, from the second fiscal quarter of last year.  Net interest margin expressed on a fully taxable equivalent basis for the three month period was 3.30 percent, versus 3.40 percent in the comparable period last year.  The decrease in net interest income resulted from lower yields on earning assets, which were partially offset by lower costs of interest-bearing liabilities.  Lower yields on loans and securities is due in part to lower index rates for adjustable-rate loans and securities upon rate adjustment periods, and as a result of the change in the re-pricing characteristics of the investment portfolio toward a larger proportion of adjustable-rate securities versus the prior year period.

Noninterest income totaled $3.3 million, an increase of $324,000 relative to the comparable period in fiscal 2009.  Net gain on sale of loans and net gain on sale of securities increased $252,000 and $558,000, respectively, which were the primary factors contributing to the increase.  Net other-than-temporary impairment losses recognized in earnings were $340,000 and were shown as a reduction in total noninterest income for the quarter ended December 31, 2009.

Noninterest expense decreased $397,000, or 4.3 percent, year-over-year.  For the second quarter of fiscal 2010, compensation and employee benefits decreased $689,000, or 11.8 percent, compared to the second quarter of fiscal 2009.  Performance-based incentive pay decreased $337,000 due to a reduction in performance outcomes. Net healthcare costs decreased $634,000, to $311,000, the result of a reduction in specific high dollar claims from the prior year.  FDIC insurance premiums increased $213,000, to $335,000 for the second quarter of fiscal 2010, versus fiscal 2009.

Credit Quality

The ratio of nonperforming loans and leases to total loans and leases as of December 31, 2009 was 1.79 percent, compared to 1.32 percent as of June 30, 2009.  The increase in the ratio at December 31, 2009 versus June 30, 2009 was affected primarily by an increase of $3.3 million in accruing loans and leases delinquent more than 90 days, substantially attributable to one commercial relationship from the first quarter of fiscal 2010 and four agricultural relationships from the second quarter of fiscal 2010.  In addition, nonaccruing loans and leases increased by $285,000 since June 30, 2009.  Net loan and lease charge-offs in the amount of $415,000 were recorded for the quarter ended December 31, 2009, compared to net recoveries of $2.0 million for the comparable period last year.  The Company incurred a provision for losses on loans and leases of $424,000 for the second quarter of fiscal 2010; no provision for loan losses was recorded in the second quarter of fiscal 2009 due to a large recovery of a previously charged off loan, which increased the allowance for loan and lease losses to an adequate amount.

“We are working through two credits that continue to make up a significant part of our non-performing loans,” said Darrel Posegate, President of Home Federal Bank.   “We are seeing good progress in returning these credits to performing status.  Our loan portfolio is still performing favorably and we will continue to be diligent in monitoring the levels of required reserves for the risks inherent in our loans.”

Nonaccruing loans and leases increased $285,000 to $9.7 million at December 31, 2009 compared to $9.4 million at June 30, 2009.  One agricultural relationship comprised most of the total nonaccruing loans and leases, consisting of one loan of $32,000, which is secured by one- to four-family real estate, one loan of $740,000, which is secured by agricultural real estate, and four loans totaling $6.5 million, which are secured by agricultural business assets.  The remaining loans and leases included in nonaccruing loans and leases at December 31, 2009 were 12 loans totaling $701,000, which are secured by one- to four-family real estate, one loan of $153,000, which is secured by commercial real estate, seven loans totaling $352,000, which are secured by commercial business assets, 26 leases totaling $742,000, which are secured by equipment, and 29 loans totaling $489,000, which are secured by consumer assets.

Commercial real estate loans 30 days and greater past due were 0.34% at December 31, 2009, compared to 0.61% at December 31, 2008.  “We are aware of the national concerns over high delinquency rates for commercial real estate,” Posegate said.  “Our loan portfolio has been performing well due to the economic conditions in our market and our underwriting criterion.  We do not currently expect a significant increase in the level of commercial real estate delinquencies and subsequent charge-offs as our markets go through the projected economic recovery.”

Balance Sheet Performance

Loans and leases receivable as of December 31, 2009 totaled $819.0 million, a decrease of $32.2 million from June 30, 2009.  Since June 30, 2009, one-to-four-family, commercial business and real estate, and consumer indirect loans decreased $9.7 million, $27.7 million and $7.5 million, respectively, while construction loans increased $10.1 million during this period.

“Loan growth during this year has slowed primarily due to less utilization of lines of credit by our customers,” said Hage.  “While total lines available to our business customers have increased 6% year- over-year, advances for business credit lines are down 24%.  Our customers are understandably cautious about the economy and the lower utilization rate reflects this reality.”

The Company holds six pooled trust preferred securities totaling $9.7 million in its investment portfolio that are currently impaired under applicable accounting rules.  In accordance with Financial Accounting Standards Board guidance, the Company determined the fair value of these securities under the assumption they were sold at the end of the quarter in an orderly transaction that was not a forced liquidation or a distressed sale.  The fair value of the trust preferred securities was recorded at $4.2 million, or 33% of par as of December 31, 2009.

The Company’s $9.7 million of pooled trust preferred securities have been downgraded below investment grade by Moody’s.  The Company has performed an analysis to determine if any of the securities have a credit loss by estimating if any of the cash flows are not expected to be received as contracted.  Based upon the current quarter analysis, three pools incurred other-than-temporary impairment credit losses totaling $340,000, which was recorded as a net impairment loss recognized in earnings.  In the current fiscal quarter the Company recognized $1.3 million on the balance sheet in other comprehensive income, with $340,000 of credit losses recognized through earnings for these three securities.

Deposits as of December 31, 2009 totaled $863.4 million, an increase of $25.5 million from the balance at June 30, 2009.  During the current fiscal year, public fund account balances decreased $25.9 million due to typical seasonal fluctuations.  In-market certificates of deposit increased $19.8 million, to $421.1 million from $401.3 million for the fiscal year, while out-of-market certificates of deposits decreased $2.4 million to $18.6 million at December 31, 2009.

Stockholders’ equity as of December 31, 2009 totaled $92.3 million, an increase of $23.6 million from the balance at June 30, 2009.  This increase was primarily attributed to the public equity offering in November 2009.  The resulting additional capital increased the tangible common equity to tangible assets ratio to 7.46 percent at December 31, 2009 versus 5.44 percent at June 30, 2009, which represents a stronger capital position from the previous fiscal year end.  In addition, the total risk-based capital ratio for Home Federal Bank increased to 11.84 percent from 11.05 percent during this comparable period.

Quarterly Dividend Declared

The Company announced it will pay a quarterly cash dividend of 11.25 cents per common share for the second quarter of the 2010 fiscal year.  The dividend will be paid on February 12, 2010 to stockholders of record on February 5, 2010.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Adjusted Earnings,” “Adjusted Diluted Earnings Per Share” and “Adjusted Revenue,” which exclude other-than-temporary impairment charges and net gain on the sale of securities (as applicable) are non-GAAP financial measures.  The Company believes Adjusted Earnings, Adjusted Diluted Earnings Per Share and Adjusted Revenue are useful to investors because it allows for greater transparency, facilitates comparison to prior periods and peer results and assists in forecasting performance for future periods.  The Company further believes that the presentation of these non-GAAP financial measures will permit investors to assess the Company’s core operating results on the same basis as management.  These non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.  A reconciliation of the Non-GAAP measures of Adjusted Earnings, Adjusted Diluted Earnings Per Share and Adjusted Revenue to the GAAP measures of earnings, diluted earnings per share and revenue is set forth at the end of this press release.  See “Non-GAAP Disclosure Reconciliation” at the end of this press release.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  As of December 31, 2009, the Company had total assets of $1.2 billion and stockholders’ equity of $92.3 million.  The Company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•      Forecasts of future economic performance.

•      Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); additional other-than-temporary impairment credit loss incurred in the Company’s trust preferred securities portfolio; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation;  and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2009, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Interest, dividend and loan fee income:
Loans and leases receivable	$12,352	$12,646	$24,695	$25,664
Investment securities and interest-earning deposits	1,995	2,920	4,285	5,733
	14,347	15,566	28,980	31,397
Interest expense:
Deposits	3,332	4,132	6,856	8,709
Advances from Federal Home Loan Bank and other borrowings	2,157	2,427	4,515	4,992
	5,489	6,559	11,371	13,701
Net interest income	8,858	9,007	17,609	17,696

Provision for losses on loans and leases	424	—	767	387

Net interest income after provision for losses on loans and leases	8,434	9,007	16,842	17,309

Noninterest income:
Fees on deposits	1,403	1,518	2,849	3,069
Loan servicing income	488	534	979	1,091
Gain on sale of loans, net	537	285	1,033	536
Trust income	207	153	464	375
Gain on sale of securities, net	603	45	1,136	125

Total other-than-temporary impairment losses	(1,663)	—	(2,081)	—
Portion of loss recognized in other comprehensive income	1,323	—	(117)	—
Net impairment losses recognized in earnings	(340)	—	(2,198)	—

Other	355	394	688	782
	3,253	2,929	4,951	5,978

Noninterest expense:
Compensation and employee benefits	5,139	5,828	10,302	10,949
Occupancy and equipment	1,100	1,012	2,184	1,989
FDIC insurance	335	122	660	263
Check and data processing expense	677	652	1,375	1,274
Professional fees	337	447	937	955
Marketing and community development	494	475	965	886
Foreclosed real estate and other properties, net	48	96	67	213
Other	649	544	1,238	1,050
	8,779	9,176	17,728	17,579

Income before income taxes	2,908	2,760	4,065	5,708
Income tax expense	947	914	1,249	1,887
Net income available to common shareholders	$1,961	$1,846	$2,816	$3,821

Basic earnings per common share:	$0.38	$0.46	$0.61	$0.96
Diluted earnings per common share:	$0.38	$0.46	$0.61	$0.95
Basic weighted average shares:	5,201,869	4,007,870	4,616,130	3,989,962
Diluted weighted average shares:	5,204,102	4,023,791	4,622,984	4,019,280
Outstanding shares (end of period):	6,938,538	4,021,367	6,938,538	4,021,367

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

	12/31/2009	6/30/2009	12/31/2008

Balance Sheet Data
Total assets	$1,175,448	$1,176,796	$1,173,152
Cash and cash equivalents	38,706	18,511	25,882
Securities available for sale	221,840	222,910	254,389
Loans and leases receivable, net	810,522	842,812	803,156
Loans held for sale	23,123	14,881	14,027
In-Market Deposits	844,777	816,835	750,300
Out-of-Market Deposits	18,611	21,033	22,617
Advances from Federal Home Loan Bank and other borrowings	166,041	212,869	252,769
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	92,302	68,675	91,660

Common stockholder’s equity before OCI (1) to consolidated assets	8.19%	6.22%	6.06%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	(0.12)	(0.15)	(0.23)
Net unrealized losses on defined benefit plan	(0.16)	(0.16)	(0.07)
Net unrealized losses on derivatives and hedging activities	(0.03)	(0.05)	(0.06)
Goodwill to consolidated assets	(0.42)	(0.42)	(0.42)
Tangible common equity to tangible assets	7.46%	5.44%	5.28%

Tangible book value per common share (2)	$12.59	$15.83	$15.35

Tier I capital (to adjusted total assets) (3)	8.86%	8.45%	8.00%
Tier I capital (to risk weighted assets) (3)	10.97%	10.20%	10.52%
Total risk-based capital (to risk-weighted assets) (3)	11.84%	11.05%	11.40%

Number of full-service offices	33	33	33

(1)  Accumulated other comprehensive income (loss).

(2)  Common equity reduced by goodwill and divided by number of shares of outstanding common stock.

(3)  Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	December 31, 2009		June 30, 2009
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
One-to four-family (1)	$75,176	9.18%	$84,849	9.97%
Commercial business and real estate (2)	294,723	35.98%	322,416	37.87%
Multi-family real estate	47,800	5.84%	48,342	5.68%
Equipment finance leases	13,172	1.61%	16,010	1.88%
Consumer direct (3)	118,856	14.51%	116,777	13.72%
Consumer indirect (4)	13,912	1.70%	21,394	2.51%
Agricultural	235,140	28.71%	231,315	27.17%
Construction	20,255	2.47%	10,179	1.20%
Total loans and leases receivable (5)	$819,034	100.00%	$851,282	100.00%

(1) Excludes $17,652 and $8,888 loans held for sale at December 31, 2009 and June 30, 2009, respectively.

(2) Includes $2,706 and $2,810 tax exempt leases at December 31, 2009 and June 30, 2009, respectively.

(3) Excludes $5,471 and $5,993 student loans held for sale at December 31, 2009 and June 30, 2009, respectively.

(4) The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(5) Includes deferred loan fees and discounts.

Deposit Composition

	December 31, 2009		June 30, 2009
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Noninterest bearing checking accounts	$93,254	10.80%	$94,067	11.23%
Interest bearing checking accounts	99,921	11.57%	94,846	11.32%
Money market accounts	147,734	17.11%	145,214	17.33%
Savings accounts	82,816	9.59%	81,417	9.72%
In-market certificates of deposit	421,052	48.77%	401,291	47.89%
Out-of-market certificates of deposit	18,611	2.16%	21,033	2.51%
Total Deposits	$863,388	100.00%	$837,868	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Six Months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Balance, beginning	$8,503	$6,183	$8,470	$5,933
Provision charged to income	424	—	767	387
Charge-offs	(459)	(321)	(814)	(513)
Recoveries	44	2,271	89	2,326
Balance, ending	$8,512	$8,133	$8,512	$8,133

	12/31/2009	6/30/2009	12/31/2008

Asset Quality
Nonaccruing loans and leases	$9,666	$9,381	$1,939
Accruing loans and leases delinquent more than 90 days	5,407	2,092	2,165
Foreclosed assets	1,133	1,085	370
Total nonperforming assets	$16,206	$12,558	$4,474

FAS Statement No. 5 Allowance for loan and lease losses	$8,370	$8,267	$7,876
FAS Statement No. 114 Impaired loan valuation allowance	142	203	257
Total allowance for loans and lease losses	$8,512	$8,470	$8,133

Ratio of nonperforming assets to total assets at end of period (1)	1.38%	1.07%	0.38%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	1.79%	1.32%	0.50%
Ratio of net charge offs to average loans and leases for the year-to-date period (3)	0.17%	(0.10)%	(0.44)%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.01%	0.98%	0.99%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	56.47%	73.83%	198.17%

(1)          Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.

(2)          Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

(3)          Percentages for the six months ended December 31, 2009 and December 31, 2008 have been annualized.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Six Months Ended
	12/31/2009		12/31/2008
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$850,238	5.76%	$812,657	6.26%
Investment securities (2) (3)	235,577	3.61%	246,529	4.61%
Total interest-earning assets	1,085,815	5.29%	1,059,186	5.88%
Noninterest-earning assets	76,074		66,864
Total assets	$1,161,889		$1,126,050

Interest-bearing liabilities:
Deposits:
Checking and money market	$222,467	0.55%	$241,027	1.17%
Savings	67,796	0.37%	67,284	1.14%
Certificates of deposit	440,276	2.76%	376,546	3.64%
Total interest-bearing deposits	730,539	1.86%	684,857	2.52%
FHLB advances and other borrowings	199,959	3.57%	233,055	3.45%
Subordinated debentures payable to trusts	27,837	6.55%	27,837	6.67%
Total interest-bearing liabilities	958,335	2.35%	945,749	2.87%
Noninterest-bearing deposits	95,846		75,263
Other liabilities	31,381		32,706
Total liabilities	1,085,562		1,053,718
Equity	76,327		72,332
Total liabilities and equity	$1,161,889		$1,126,050

Net interest spread (4)		2.94%		3.01%
Net interest margin (4) (5)		3.22%		3.31%
Net interest margin, TE (6)		3.27%		3.37%
Return on average assets (7)		0.48%		0.67%
Return on average equity (8)		7.32%		10.48%

(1)          Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)          Includes federal funds sold and Federal Home Loan Bank stock.

(3)          Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)          Percentages for the six months ended December 31, 2009 and December 31, 2008 have been annualized.

(5)          Net interest income divided by average interest-earning assets.

(6)          Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)          Ratio of net income to average total assets.

(8)          Ratio of net income to average equity.

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

(Dollars in Thousands, except for share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income available to common shareholders	$1,961	$1,846	$2,816	$3,821
Gain on sale of securities, net	(603)	(45)	(1,136)	(125)
Net impairment losses recognized in earnings	340	—	2,198	—
Income tax provision effect	100	17	(404)	48
Adjusted earnings (1)	$1,798	$1,818	$3,474	$3,744
Diluted weighted average shares	5,204,102	4,023,791	4,622,984	4,019,280
Adjusted diluted earnings per share (1)	$0.35	$0.45	$0.75	$0.93

(1)          Adjusted earnings and adjusted diluted earnings per share do not include the net effect of any incentive-based compensation that may have been accrued for based upon the changes shown above.

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Revenue to Adjusted Revenue

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net interest income	$8,858	$9,007	$17,609	$17,696
Noninterest income	3,253	2,929	4,951	5,978
Total revenue	12,111	11,936	22,560	23,674
Gain on sale of securities, net	(603)	(45)	(1,136)	(125)
Net impairment losses recognized in earnings	340	—	2,198	—
Adjusted revenue	$11,848	$11,891	$23,622	$23,549